EXHIBIT 15.1

November 4, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 6, 2015 and August 7, 2015 on our reviews of interim financial information of Baxter International Inc. (the “company”) for the three-month periods ending March 31, 2015 and 2014 and the three- and six-month periods ended June 30, 2015 and 2014 and included in the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 are incorporated by reference in its Registration Statement on Form S-3, dated November 4, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP